Exhibit (a)(3)

news release

NYSE: TC

TSX: TCM

May 23, 2014

THOMPSON CREEK ISSUES CLARIFICATIONS TO ITS

OFFER TO EXCHANGE ITS 6.50% TANGIBLE EQUITY UNITS

Denver, CO  — Thompson Creek Metals Company Inc. (“Thompson Creek” or the “Company”) is issuing this news release to clarify statements in its Offer to Exchange, as amended, dated May 21, 2014 (the “Offer to Exchange”), relating to the Company’s offer to exchange its outstanding 6.50% Tangible Equity Units (CUSIP No. 884768 300; ISIN CA8847683007) (the “TMEDS”) for shares of its common stock (such offer to exchange, the “Exchange Offer”).

The Offer to Exchange states that the Exchange Offer is not being made to prior holders of TMEDS who have already exercised their right to separate the TMEDS into their component parts.  The Company notes that holders of the component parts of TMEDS who recreate the TMEDS by combining such component parts may participate in the Exchange Offer.  Such holders must combine the component parts of the TMEDS in sufficient time to allow for the exchange of the resulting TMEDS prior to the expiration date of the Exchange Offer.

As previously announced on Amendment No. 1 to the Schedule TO filed May 21, 2014, the Company clarified that holders whose units of TMEDS are validly tendered and accepted for exchange pursuant to the Exchange Offer will receive the accrued portion of the full quarterly cash installment payment that has accrued from May 15, 2014 to the settlement date of the Exchange Offer and that is payable in respect of the amortizing note component of each TMEDS unit.  This cash installment payment is in addition to the exchange consideration and consists of both payment of accrued interest and a partial repayment of principal in respect of the amortizing notes component of each TMEDS unit.  Previously, the Offer to Exchange stated that holders would receive only accrued interest on each amortizing note component.

The terms of the Exchange Offer are set forth in the Offer to Exchange, the accompanying Letter of Transmittal, and pursuant to a Schedule TO filed with the Securities and Exchange Commission (the “SEC”) on May 21, 2014, as amended.  Persons with questions regarding the Exchange Offer should review the Offer to Exchange and/or contact Global Bondholder Services Corporation, the information agent for the Exchange Offer, at (866) 470-4200.

This news release is neither an offer to exchange, purchase nor a solicitation of an offer to sell any TMEDS.  The Exchange Offer is made only by, and pursuant to the terms set forth in the Offer to Exchange, and the information in this news release is qualified by reference to the Offer to Exchange and the accompanying Letter of Transmittal.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a diversified North American mining company. The Company’s principal operating properties are its 100%-owned Mt. Milligan mine, an open-pit copper and gold mine and concentrator in British Columbia, its 100%-owned Thompson Creek Mine, an open-pit molybdenum mine and concentrator in Idaho, its 75% joint venture interest in the Endako Mine, an open-pit molybdenum mine, concentrator and roaster in British Columbia, and the Langeloth Metallurgical Facility in Pennsylvania. The Company’s development projects include the Berg property, a copper, molybdenum, and silver exploration property located in British Columbia and the Maze Lake property, a gold exploration project located in the Kivalliq District of Nunavut, Canada. The Company’s principal executive office is located in Denver, Colorado. More information is available at www.thompsoncreekmetals.com.

Statement Regarding Forward-Looking Information

This news release contains “forward-looking statements”. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “future,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Our forward-looking statements include statements with respect to the timing and completion of the Exchange Offer.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements include the Company’s ability to complete the Exchange Offer in accordance with its expected timetable and the other risks described in the section entitled “Risk Factors” in our Offer to Exchange, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors, currently unknown to us or deemed immaterial at the present time that could cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly

Director, Investor Relations and Corporate Responsibility

Thompson Creek Metals Company Inc.

Tel: (303) 762-3526

psolly@tcrk.com